Exhibit 10.18

MUSTANG CONSULTING, LLC CONSULTING AND SERVICES AGREEMENT

This Consulting and Services Agreement (this “Agreement”) is made and entered into this 11th day of June, 2009, by and between Mustang Consulting, LLC, a Texas limited liability company (“MUSTANG”), having its principal place of business at 5527 Sterling Brook, Houston, TX 77041 and Vista International Technologies, Inc., a Delaware corporation (“VVIT”), with an address at 4704 Harlan Street, Suite 685, Denver CO  80212, each individually a “Party” and together “the Parties”.

W I T N E S S E T H:

WHEREAS, VVIT desires to obtain the expert services of MUSTANG for the purpose of improving their corporate operations and advancing their patented thermal gasification technology, and

WHEREAS, MUSTANG is willing to share its expert knowledge of such business and technical activities (i.e. its “intellectual capital”) and agrees to provide such consulting services in accordance with the terms and conditions listed below;

NOW THEREFORE, for and in consideration of the compensation indicated below and in further consideration of the premises and the agreements herein contained, the sufficiency of which is hereby acknowledged and confessed, the Parties do hereby agree as follows:

1.	Confidentiality

Any material marked as “Confidential” and shared between VVIT and MUSTANG as part of the Transaction, shall be controlled by the receiving Party as it controls its own confidential materials.

2.	Services

During the Contract Period (as defined herein), MUSTANG shall act as a consultant to VVIT using its intellectual capital to provide VVIT guidance and advice with respect to business planning and strategies and advancement of VVIT’s patented thermal gasification technology, including without limitations, the following:

a.	Business & Financial advisory services:

i.	Evaluate & organize business plan to advance the company

ii.	Provide support to senior management

iii.	Business development advancement & support

iv.	Accounting assistance & renegotiation of existing VVIT debt

v.	Identify and support in the raising of capital for the company

MUSTANG CONSULTING, LLC CONSULTING AND SERVICES AGREEMENT

b.	Technical advisory services:

i.
Engineering Assessment of the VVIT gasification technology and the engineering tasks required for commercial deployment.   This Engineering Assessment starts with a detailed review of the current engineering drawings and available design details for the thermal gasification technology.  Then the specific engineering design tasks that are required to be completed before a unit can be built and operated in a safe, reliable, and economic manner are identified.  Finally a plan will be developed that assigns each task to in-house staff, consulting support, or third-party engineering contractors for completion.

ii.	Supervision of VVIT technical staff (i.e. Mark Wise, Senior CAD Designer)

●	Develop Instrumentation List
●	Complete engineering construction drawings
●	Calculate Energy Balance for given fuels
●	Develop conceptual plant configuration and layout

iii.	Supervision of contract engineering services

●	Develop instrumentation device specifications
●	PE review and stamp construction drawings
●	Develop Process Flow Diagrams (PFD’s)
●	Complete ASME certification for product

iv.	Supervision of documentation of modifications to the gasifier unit to prepare for commercial deployment

v.	Project management services for development projects

MUSTANG shall perform the following activities to advance and commercialize the patented technology for the EU market:

●	Develop Operations Control Program
●	Develop ladder-logic diagrams
●	Prepare feedback and signal processing calculations
●	Establish warning, alarm, and control function set-points
●	Complete EU certification for product

Note: Third party expenses associated with the completion of these items for the EU market will be paid for by MUSTANG (or an affiliate or sub-licensee of MUSTANG, including but not limited to Renewable Power Holdings Incorporated, Renewable Power Development, LLC and/or Renewable Power Development Europe, s.r.l.).

MUSTANG shall communicate directly with the VVIT Board of Directors (the “BOD”) in the provision of its services.  The BOD shall direct the VVIT management and staff to implement the actions recommended by MUSTANG as the BOD deems appropriate.  The BOD shall communicate regularly with MUSTANG to identify specific tasks and the MUSTANG shall communicate regularly with the BOD as to the progress on assigned tasks.

MUSTANG CONSULTING, LLC CONSULTING AND SERVICES AGREEMENT

The Services shall be performed in a good and workmanlike manner and in accordance with generally accepted industry standards.  Any or all portions of the Services which were not performed in a good and workmanlike manner, or not in accordance with industry standards, shall be re-performed at MUSTANG’s cost and expense and at no cost to VVIT.

3.	MUSTANG Equal Opportunity Policies

MUSTANG provides equal opportunity to all persons consistent with employment requirements and individual qualifications.  This policy prohibits discrimination in all employment practices for reasons of race, color, religion, sex, national origin, age, physical or mental disability, status as a special disabled veteran or veteran of the Vietnam era, or citizenship of individuals legally authorized to work in the United States.  Harassment for any of the above reasons, including sexual harassment, is a discriminatory activity and is strictly prohibited.

MUSTANG agrees to comply with its policies set forth in this Section 3 in providing services hereunder.

4.	Work Product

The tangible property and tangible work products created by MUSTANG pursuant to this Agreement, and all rights therein, shall belong to VVIT or its providers of licensed software; however, MUSTANG shall have the right to maintain copies of its work papers created in association with the work performed pursuant to this Agreement.

Notwithstanding the foregoing, all systems, programs and specifications, and other materials and hardware owned by MUSTANG or in its possession (“MUSTANG Pre-Existing Technology”) prior to the execution of this Agreement and used by MUSTANG in conjunction with providing services to VVIT, and MUSTANG’s intellectual capital, shall continue to belong exclusively to MUSTANG whether or not they were specifically adapted by MUSTANG for use by VVIT.  Unless otherwise expressly agreed to in writing, MUSTANG hereby grants to VVIT a non-exclusive, royalty-free, non-assignable, non-sublicensable license to use the MUSTANG Pre-Existing Technology during the Contract Period.

5.	Independent Contractor

It is understood that MUSTANG is retained and has contracted with VVIT only for the purposes and to the extent set forth in this Agreement, and MUSTANG’s relation to VVIT and any of its affiliate or subsidiary companies shall, during the period of MUSTANG’s retainer and service hereunder, be that of an independent contractor.

MUSTANG, and its employees, shall not be considered under the provisions of this Agreement or otherwise as having a status as an employee of VVIT nor shall MUSTANG, nor any of its employees, be entitled hereafter to participate in any plans, arrangements, or distributions by VVIT relating to any pension, deferred compensation, bonus, hospitalization, insurance, or other benefits extended by VVIT to its employees since MUSTANG and its employees are performing the services hereunder as an independent contractor.  MUSTANG and its employees are responsible for payment of all taxes on income earned under this Agreement as none will be withheld by VVIT.

MUSTANG CONSULTING, LLC CONSULTING AND SERVICES AGREEMENT

MUSTANG further acknowledges and agrees that MUSTANG is not authorized to assume or create any obligation, liability or responsibility, expressed or implied, on behalf of or in the name of VVIT or to bind VVIT in any manner whatsoever.

6.	Applicable Licenses

MUSTANG represents and warrants that MUSTANG has all necessary licenses, permits, and registrations reasonably required to provide the services.  If any additional permits, licenses and/or registrations are necessary for performance and completion of the services, MUSTANG shall notify VVIT of the specific items required.  If VVIT then directs that the requested services be completed while complying with any special requirements, MUSTANG shall acquire the specific items as necessary to provide the services.  VVIT shall reimburse MUSTANG in connection therewith, any and all applicable fees, assessments and taxes.

7.	Compliance with Laws and Regulations

In connection with the performance of the services contemplated by this Agreement,  MUSTANG agrees to comply with all laws, rules and regulations, Federal, State, County and Municipal, which are now applicable to its performance of the services for VVIT.

8.	Subcontractors and Assignment

MUSTANG may assign this Agreement or subcontract the whole or any part of the services to  be performed by MUSTANG hereunder.  VVIT may not assign or subcontract this Agreement.

9.	Reports of Accidents

MUSTANG shall report to VVIT all accidents or occurrences resulting in injuries to  MUSTANG and its employees or third parties, or damage to property arising out of or during the course of the services performed for VVIT by MUSTANG.  Additionally, MUSTANG shall, as soon as practical, furnish VVIT with a copy of all reports made by MUSTANG or its insurer or reports to others of such accidents or occurrences.

10.	Compensation

For the services performed by MUSTANG, as requested by VVIT, VVIT shall pay MUSTANG at the rate of $140.00 for each hour worked for direct labor.  For the first two (2) months of this Agreement, One Hundred percent (100%) of the direct labor charges will be paid in the form of VVIT common stock if VVIT does not have adequate cash to pay for the direct labor charges.  Thereafter, all fees for direct labor costs are to be paid in cash, however, MUSTANG shall have the option to have either Fifty percent (50%) or One Hundred percent (100%) of the direct labor charges paid in the form of VVIT common stock, if VVIT does not have adequate cash to pay each monthly invoice.

MUSTANG CONSULTING, LLC CONSULTING AND SERVICES AGREEMENT

For purposes of determining the share price of VVIT common stock for the first month services are performed for VVIT by MUSTANG, the share price shall be fixed at $0.10 per share.  For purposes of determining the share price of VVIT common stock after the first month services are performed for VVIT by MUSTANG, the average of the daily closing share price, as reported by the OTC Bulletin Board or exchange upon which VVIT’s common stock is listed or included, or if not so listed or included, then as reported by a mutually agreed reporting agency for over the counter trading, weighted for the number of shares traded each day, for the month the services were rendered to VVIT shall be used to calculate the number of shares due for that portion of the billed direct labor charges to be paid in the form of VVIT common stock for that month.

Additionally, VVIT hereby grants to MUSTANG, as additional compensation, a worldwide, irrevocable and perpetual non-exclusive license to use VVIT commercialized gasification technology, which shall be effective upon the delivery to VVIT by MUSTANG of a report detailing the Engineering Assessment identified under section 2.b.i. of this Agreement.  There shall be a fixed license fee at the rate of $50,000 per 16 MMBtu/Hr of thermal capacity (the nominal capacity required to generate 1 MW of electrical output), calculated at a proportional rate based on the design capacity of each gasification unit built directly by MUSTANG or by   any affiliate, co-venturer or subcontractor of MUSTANG for its own account or for the account of other end-users.  The license fee is payable upon commercial operation of each unit so built.  Such license rights are sublicensable to users of gasification units which are built by MUSTANG or its affiliates (including, but not limited to, Renewable Power Holdings Incorporated, Renewable Power Development, LLC and/or Renewable Power Development Europe, s.r.l.), co-venturers or subcontractors.

If VVIT ever offers to sell the rights to any of the thermal gasification technology, MUSTANG shall have a “right of first offer” to match any bona fide offer to purchase the technology, which shall be effective upon the delivery to VVIT by  MUSTANG of a report detailing the Engineering Assessment identified under section 2.b.i. of this Agreement.  VVIT shall provide MUSTANG with a minimum of thirty (30) days written notice to exercise this “right of first offer” before it may close on the sale of the rights to any of the thermal gasification technology to any third party.  For the purposes of the right of first offer, sale of the rights to the thermal gasification technology shall include, without limitation, the sale of any of the thermal gasification technology, the granting of any exclusive license for the thermal gasification technology, sale or transfer of a majority of the equity of VVIT or any subsidiary which owns  any of the thermal gasification technology, or merger or consolidation of VVIT or any subsidiary that owns any of the thermal gasification technology in a transaction where such entity is not the surviving entity or a change in control of such entity occurs or  such entity enters into bankruptcy.

VVIT shall also reimburse MUSTANG for all reasonable out-of-pocket expenses actually incurred while performing requested services.  The reimbursement for expenses shall always be paid in cash.

MUSTANG shall submit invoices monthly for services performed and for the expenses related thereto.  These invoices shall have attached the necessary detail to support the billing.  Invoices should reference this Agreement and be directed to the Notification address indicated for VVIT.  VVIT shall pay MUSTANG within ten (10) business days of VVIT’s receipt of such invoices.

MUSTANG CONSULTING, LLC CONSULTING AND SERVICES AGREEMENT

11.	Audit

VVIT, or its duly authorized representatives, will have reasonable access at reasonable times to MUSTANG’s personnel, records, information, and other materials pertaining to work performed under this Agreement for the purpose of conducting an audit, at VVIT’s expense, once each calendar month, to verify MUSTANG’s compliance with this Agreement and the accuracy of  any charges submitted under this Agreement.  MUSTANG shall preserve all such materials for a period of two (2) years after completion and acceptance of the work.  This paragraph 11 shall be limited to materials associated with charges submitted to VVIT and services performed by MUSTANG under this Agreement.

12.	No Warranty

The Parties hereto understand and agree that all services are provided on an “as is”  basis, without warranty of any kind, including warranty of completeness or accuracy.  Neither Party shall be obligated to the other for indirect, incidental, speculative nor consequential damages or expenses for any reason associated with the quality of services provided under this Agreement.

13.	Notifications

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when (i) delivered in person, (ii) sent by certified mail, postage prepaid, (iii) delivered by a nationally recognized overnight delivery service or (iv) sent by telecopy,  provided that a confirmation copy is sent via a nationally recognized overnight delivery service on the same business day.  Any Party may change the person and address to which notices or other communications are to be sent by giving written notice of such change to the other Party in the manner provided herein for giving notice.

All notices to MUSTANG shall be sent to:

Mustang Consulting, LLC
5527 Sterling Brook
Houston, TX 77041
Attn: Paul Marley

All notices to VVIT shall be sent to:

Vista International Technologies, Inc.
4704 Harlan Street
Suite 685
Denver CO  80212
Attn: Chief Executive Officer

14.	Company’s Representatives

VVIT’s representatives who may authorize services to be performed hereunder or who may terminate this Agreement are any BOD member or other VVIT employee who is designated in writing by the BOD of VVIT.

MUSTANG CONSULTING, LLC CONSULTING AND SERVICES AGREEMENT

15.	Indemnifications

MUSTANG agree to hold harmless, indemnify and defend VVIT, its directors, officers, employees and agents, from and against any and all claims or liability, including reasonable attorney’s fees, arising out of:

(A)	any claim for bodily injury or death;
(B)	any claim for damage to tangible property;
(C)	any claim of MUSTANG’s employees for wages or benefits;

which arise in connection with the performance of the services by MUSTANG hereunder, except with regard to (A) or (B) above to the extent attributable to the fault or negligence of VVIT, or  its employees or agents, either by act or omission.  This indemnity obligation shall survive termination of this Agreement.

VVIT agrees to hold harmless, indemnify and defend MUSTANG, its members, officers, employees and agents, from and against any and all claims or liability, including reasonable attorney’s fees, arising out of:

(X)	any claim for bodily injury or death; or
(Y)	any claim for damage to tangible property;

which arise in connection with activities performed by VVIT hereunder, except with regard to (X) or (Y) above to the extent attributable to the fault or negligence of MUSTANG or its employees or agents, either by act or omission.  This indemnity obligation shall survive termination of this Agreement.

16.	No Waiver

No failure or delay in exercising any right,  power, or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

17.	Contract Period

This Agreement will continue in effect for one year from the date first written above unless extended in writing by the Parties (the “Contract Period”).  For the avoidance of doubt, any extension of the term of this Agreement shall be included in the definition of “Contract Period”.  Either party may terminate the Contract Period for any or no reason prior to expiration upon thirty (30) days prior written notice to the other party and the Contract Period shall, in such case end on the termination date.  VVIT will be obligated to pay for any services, and associated expenses, that were performed during the Contract Period.  For the avoidance of doubt, the license granted under Section 10 hereof shall continue in effect and shall be unaffected by any early termination of the Contract Period.

18.	Survival

The provisions of Sections 1, 4, 6, 10, 11, 12, 15, 16, 17, 18, 19, 20 and 24 shall survive termination of this Agreement.

MUSTANG CONSULTING, LLC CONSULTING AND SERVICES AGREEMENT

19.	Waiver of Breach

No waiver by either Party of any condition or of the breach by the other of any term or covenant contained in this Agreement shall be effective unless in writing and signed by the aggrieved party.  A waiver by a party hereto in any one or more instances shall not be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Agreement.  Moreover, the failure of either Party to exercise any right hereunder shall not bar the later exercise thereof.

20.	Expenses

Each Party agrees to reimburse the other party for any reasonable expenses (including attorneys’ fees) incurred by it in enforcing the provisions hereof if the other Party prevails in that enforcement.

21.	Representation By Counsel; Interpretation

Each party acknowledges that it has been represented by counsel, or has been afforded the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated hereby.  Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties.  The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

22.	Invalidity or Unenforceability

If any term or provision of this Agreement is held to be invalid or unenforceable, for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

23.	Counterparts; Signatures

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.  Signatures transmitted by facsimile or electronic mail shall be deemed to be original signatures hereon.

24.	Miscellaneous

This Agreement inures to the benefit of the Parties hereto and their permitted successors and assigns and is binding on each other and each other’s permitted successors and assigns.

This Agreement constitutes the entire agreement between MUSTANG and VVIT with respect to the subject matter hereof.  Further, it shall be amended only in writing agreed to by both Parties.

The headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

MUSTANG CONSULTING, LLC CONSULTING AND SERVICES AGREEMENT

Any legal action, suit, or proceeding with respect to this Agreement shall be brought in a federal or state court within Jefferson County, Colorado.  Each Party hereby consents to personal jurisdiction in any legal action, suit, or proceeding brought in any court, federal or state, within Jefferson County, Colorado having subject matter jurisdiction arising under this Agreement, and, with respect to such claim, each Party irrevocably waives, to the fullest extent permitted by law, any claim or any objection that such Party may now or hereafter have, that venue is not proper with respect to any such legal action, suit, or proceeding brought in such a court in Jefferson County, Colorado, including any claim that such legal action, suit, or proceeding brought in such court has been brought in an inconvenient forum and any claim that the Party is not subject to personal jurisdiction or service of process in such Jefferson County, Colorado forum.

This agreement will be governed by and construed in accordance with the laws of the state of Colorado applicable to agreements made and to be performed within such state without regard to the conflict of laws principles thereof.

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MUSTANG CONSULTING, LLC CONSULTING AND SERVICES AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Mustang Consulting, LLC

Paul C. Marley II, P.E.
President

Vista International Technologies, Inc.

By:
Name:	BARRY KEMBLE
Title:	CEO